Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2010, relating to the financial statements and financial statement schedules of The Babcock & Wilcox Company appearing in the Registration Statement on Form 10 filed on July 6, 2010 (File No. 001-34658) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
August 9, 2010